                                                                EXECUTION COPY
                                                                   EXHIBIT 2.2





                           STOCK PURCHASE AGREEMENT

                                 by and among

                             Radian Group, Inc.,

                            ExpressClose.com, Inc.

                                     and

             The Founding Stockholders of ExpressClose.com, Inc.


                         Dated as of October 27, 2000



        THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 27, 2000, by and among Radian Group, Inc., a Delaware corporation (the "Purchaser"), ExpressClose.com, Inc., an Iowa corporation (the "Acquired Company"), and the stockholders of the Acquired Company named in Exhibit A attached hereto (each, a "Founding Stockholder" and collectively, the "Founding Stockholders").

        WHEREAS, on the date hereof, the Founding Stockholders own beneficially and of record Ten Million Two Hundred Thousand (10,200,000) shares (the "Shares") of common stock of the Acquired Company, no par value per share ("Seller Common Stock"), with the number of Shares owned by each Founding Stockholder set forth on Exhibit A attached hereto;

        WHEREAS, except for the shares of Seller Common Stock owned by Household International, Inc. ("Household"), the Founding Stockholders own all of the issued and outstanding capital stock of the Acquired Company;

        WHEREAS, on the Closing Date (as defined in Section 1.4 hereof), the Acquired Company is redeeming from Household One Million Eight Hundred Thousand (1,800,000) shares of Seller Common Stock owned by Household (the "Household Shares") pursuant to the terms of a Stock Redemption Agreement (the "Household Agreement") effective on the Closing by and between the Acquired Company and Household;



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        WHEREAS, the Company desires to purchase from the Founding
Stockholders, and the Founding Stockholders desire to sell to the Purchaser, the Shares; and

        WHEREAS, from and after the Closing, the Purchaser intends to operate the Acquired Company as its wholly-owned subsidiary and employ the Founding Stockholders and the Key Employees (as defined below), all pursuant to employment agreements executed contemporaneously herewith, to manage the operations of the Acquired Company.

        NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, the parties to this Agreement mutually agree as follows:

        Certain capitalized terms used in this Agreement have the meanings assigned them in Section 7.10 herein.

SECTION 1.     PURCHASE AND SALE OF SHARES.

        1.1 Sale of Shares. At the Closing provided for in Section 1.4 hereof, and subject to the terms and conditions herein, and in reliance on the representations and warranties set forth in Sections 2 and 3 of this Agreement, the Founding Stockholders shall sell to the Purchaser, and the Purchaser shall purchase from the Founding Stockholders, all of the Shares for the purchase price payable to the Founding Stockholders as provided in Section 1.2 hereof (the "Purchase Price").

        1.2 Delivery of the Purchase Price. In consideration of and in exchange for the Shares purchased by the Purchaser hereunder, the Purchaser shall deliver to the Founding Stockholders the Purchase Price, consisting of the following, at the Closing (or at such other time as hereinafter described):

               (a) Five Hundred Thousand and 00/100 Dollars ($500,000.00) to each Founding Stockholder (One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in total) in cash by wire transfer of immediately available funds;

               (b) Three Thousand Three Hundred Thirty-Three (3,333) shares of the Purchaser's common stock, $.001 par value per share ("Purchaser Common Stock"), to each Founding Stockholder, with an additional Three Thousand Three Hundred Thirty-Four (3,334) shares of Purchaser Common Stock to be delivered by the Purchaser to each Founding Stockholder on the first anniversary of the date hereof and Three Thousand Three Hundred Thirty-Three (3,333) shares of Purchaser Common Stock to be delivered by the Purchaser to each Founding Stockholder on the second anniversary of the date hereof (such total of 30,000 shares of Purchaser Common Stock to be delivered to the Founding Shareholders to be hereinafter referred to as the "Payment Shares"); and

               (c) A nonqualified stock option (each a "Stock Option" and collectively the "Stock Options") to purchase Six Thousand Six Hundred Sixty-Seven (6,667) shares of Purchaser Common Stock to each Founding Stockholder to be issued pursuant to the terms and conditions of the Stock Option Plan (as defined in Section 7.10 hereof) and substantially on the terms of the "Stock Option Grant" attached as Exhibit B hereto, at an exercise price per share







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equal to the average Market Value (as defined in Section 7.10) of the
Purchaser Common Stock for the ten (10) trading days immediately preceding the Closing Date as reported on the New York Stock Exchange.

               (d)    The number of Payment Shares to be delivered pursuant to
Section 1.2(b) on the first two anniversary dates of this Agreement shall be proportionately adjusted for any stock dividend, stock split, or any other subdivision of the Purchaser Common Stock or any reverse stock split or other combination of the Purchaser Common Stock.

        1.3     Management Earn-Outs.

                (a) In addition to the payment of the Purchase Price as provided for herein, the Purchaser shall pay to the Founding Stockholders, as additional consideration for the sale of the Shares, subject to the terms and conditions set forth in this Section 1.3, the following additional amounts of cash ("Earn-Out"):

                      (i) with respect to the Business (as defined in Section 7.10 hereof) for the fiscal year ended December 31, 2001 ("Fiscal 2001"), the Purchaser shall pay an amount, divided equally among the Founding Stockholders, equal to fifty percent (50%) of Net Income (as defined in Section 7.10 hereof) of the Business for Fiscal 2001; and

                      (ii) with respect to the Business for the fiscal year ended December 31, 2002 ("Fiscal 2002"), the Purchaser shall pay an amount, divided equally among the Founding Stockholders, equal to twenty-five percent (25%) of the Net Income for Fiscal 2002.

               Net Income shall be determined in accordance with the provisions of Section 1.3(b) hereof, and shall include only Net Income generated from the conduct of the Business after the Closing Date, and shall not include any Net Income generated by the Acquired Company not involving the Business.

               (b) Calculation of Net Income. Within ninety (90) days after the end of Fiscal 2001 and Fiscal 2002, the Purchaser shall cause to be prepared and delivered to the Founding Stockholders an income statement (the "Statement") setting forth the Net Income of the Business for such fiscal year, as well as reasonably detailed information used in determining such Net Income. The Statement shall be prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP"). The Purchaser shall adjust Net Income to account for increases or decreases therein attributable to (A) sales made by the Acquired Company at reduced prices, for example, for promotional reasons or because the services and products of the Acquired Company are "bundled" with other services or products sold by the Purchaser or its Affiliates, or (B) the allocation of special overhead costs or charges to the Acquired Company other than reasonable inter-company charges or allocations from the Purchaser or its Affiliates (as defined in Paragraph 7.10) for services provided to the Acquired Company by Purchaser or its Affiliates. Each Founding Stockholder shall then have thirty
(30) days following his receipt of the Statement to review the Statement, and the Statement shall become final and binding upon the parties unless one or more Founding Stockholders ("Dissenting Stockholders") give written notice of his or their disagreement (a "Notice of Disagreement") to the Purchaser within thirty (30) days after receiving the Statement specifying such Founding Stockholder(s)' disagreement with the Statement. If no Notice of Disagreement is






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received by the Purchaser within such thirty (30)-day period, the Purchaser shall pay the Earn-Out amount due for such fiscal year to the Non-Dissenting Stockholder(s) within fifteen (15) days after the expiration of such initial thirty (30)-day period. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Statement shall become final and binding upon the parties on the earlier of (x) the date the Purchaser and the Dissenting Stockholder(s) resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement and (y) the date any Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrators (as hereinafter defined) (such date to be hereinafter referred to as the "Final Determination Date"). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted. During a period of thirty (30) days following the date of the Notice of Disagreement, the Purchaser and the Dissenting Stockholders shall attempt to promptly resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. Any such resolution shall be evidenced by a written agreement signed by the Purchaser and the Dissenting Stockholders. If, at the end of such thirty (30)-day period, any matters remain in dispute, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to arbitration as hereinafter provided. All of the costs and expenses of preparing the Statement shall be borne by the Purchaser.

               Within five (5) business days after the expiration of the thirty (30)-day period during which the Purchaser and the Dissenting Stockholder(s) have not been able to enter into a written agreement as to the Disputed Matters, the Purchaser and the Dissenting Stockholder(s) shall attempt to agree upon an arbitrator or arbitrators (collectively, "Arbitrator") to resolve the Disputed Matters. If, within such five
(5)-business day period, the Purchaser and the Dissenting Stockholders are unable to agree upon the identity of the Arbitrator, the Purchaser and the Dissenting Stockholders, as a group, shall each select one of the "Big Five" accounting firms having no other relationship with any party hereto during the then previous two (2) years and such accounting firms shall agree upon the identity of a single Arbitrator within the next three (3)-business day period. If such accounting firms cannot agree as to the identity of the single Arbitrator during such three (3)-business day period, then each accounting firm shall select one nominee, and the single Arbitrator shall be chosen as between such nominees by lot. Unless otherwise provided herein, the single Arbitrator shall resolve the Disputed Matters in accordance with the Commercial Rules of the American Arbitration Association. The fees and expenses of the single Arbitrator with respect to the settlement of all Disputed Matters shall be borne by the Purchaser. The single Arbitrator's determination shall be made within thirty (30) days of the single Arbitrator's selection, shall be set forth in a written statement delivered to the Purchaser and the Dissenting Stockholders and shall be final, binding and conclusive and shall be enforceable in accordance with its terms by any court of competent jurisdiction.

               The Purchaser shall pay to each Dissenting Stockholder one-third (1/3) of the Earn-Out as calculated and finally determined in accordance with this Section 1.3 within thirty (30) days after the Final Determination Date.

        1.4 Closing; Closing Date. The closing of the purchase and sale of the Shares as contemplated hereby (the "Closing") shall take place (i) at 10:00 a.m., local time, at the offices of Schnader Harrison Segal & Lewis LLP, Suite 3600, 1600 Market Street, Philadelphia, Pennsylvania 19103, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 4 hereof, but in no event later than November 3, 2000 (unless the Purchaser,




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the Acquired Company and the Founding Stockholders agree in writing to extend such date) or (ii) at such other place, time or date as the Purchaser, the Acquired Company and the Founding Stockholders agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date".


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY AND THE FOUNDING STOCKHOLDERS

        The Founding Stockholders hereby jointly and severally make to the Purchaser the representations and warranties contained in this Section 2, except that each Founding Stockholder makes the representations in Sections 2.2(b), 2.4(b), 2.6 (second sentence) and 2.10 as to such Founding Stockholder severally as to himself. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Purchaser pursuant to this Agreement (the "Disclosure Schedule") and to the occurrence of the transactions contemplated by this Agreement and related agreements and documents. Subject to the provisions of
Section 4.1(j) and Section 4.2(f), all representations and warranties are made as of the date of this Agreement unless they expressly provide otherwise.

        2.1 Organization and Corporate Power. The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or would be reasonably likely to have, a Material Adverse Effect (as defined in Section 7.10 hereof). The Acquired Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The copies of the Articles of Incorporation of the Acquired Company (the "Articles") and the Bylaws of the Acquired Company (the "Bylaws"), as amended to date, which have been furnished to the Purchaser by the Acquired Company, are correct and complete as of the date hereof, and the Acquired Company is not in violation of any term of the Articles or Bylaws. The Acquired Company is the successor of ExpressClose.Com L.C, an Iowa limited liability company (the "LC") pursuant to that certain Business Transfer Agreement by and between the LC and the Acquired Company, dated December 30, 1999 (the "Asset Transfer Agreement") The Asset Transfer Agreement and documents related thereto furnished by the Founding Stockholders to the Purchaser are true complete and accurate copies of such documents and constitute all of the documents or instruments relating to such transfer.


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        2.2    Authorization and Non-Contravention.

               (a) This Agreement and all documents executed pursuant hereto by the Acquired Company are valid and binding obligations of the Acquired Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws relating to the enforcement of creditors' remedies generally and by general principles of equity. The execution, delivery and performance by the Acquired Company of this Agreement and all agreements, documents and instruments contemplated hereby to which the Acquired Company is a party, including, without limitation, the Household Redemption Agreement, have been duly authorized by any and all necessary corporate or other action of the Acquired Company. The execution, delivery and performance by the Acquired Company of this Agreement and all agreements, documents and instruments contemplated hereby, the redemption of the Household Shares and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments related hereto do not and will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Acquired Company is a party or by which any of its assets are bound, or any provision of the Articles or Bylaws, or cause the creation of a Claim (as defined in Section 7.10 hereof) upon any of the assets of the Acquired Company, any of which would have a Material Adverse Effect;
(ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Acquired Company, any of which would have a Material Adverse Effect; (iii) require from the Acquired Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party (except that which has been waived or obtained); or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Acquired Company is a party or by which the Acquired Company is bound.

               (b) The Founding Stockholder has full authority, power and capacity to enter into and perform this Agreement and all agreements, documents and instruments contemplated hereby which are to be executed by such Founding Stockholder and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by each Founding Stockholder pursuant hereto are valid and binding obligations of such Founding Stockholder enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws relating to the enforcement of creditors' remedies generally and by general principles of equity. The execution, delivery and performance by the Founding Stockholder of this Agreement and all agreements, documents and instruments to be executed and delivered by such Founding Stockholder pursuant hereto do not and will not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Founding Stockholder is a party or by which he or his assets are bound; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Founding Stockholder; (iii) require from the Founding Stockholder any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party (except that which has




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been waived or obtained); or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Founding Stockholder is a party or by which the Founding Stockholder is bound.

        2.3 Corporate Records. The corporate record books of the Acquired Company accurately reflect all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Acquired Company, as made available to the Purchaser for review, are true and complete copies of the originals of such documents.

        2.4    Capitalization.

               (a) As of the date hereof, the authorized capital stock of the Acquired Company consists of 50,000,000 shares of Seller Common Stock, of which 12,000,000 shares are issued and outstanding, and all such outstanding shares are duly authorized, validly issued, fully-paid, nonassessable and, except as described in Section 2.4(a) of the Disclosure Schedule, free of preemptive rights. All of such outstanding shares are owned of record and beneficially by the Founding Stockholders and Household. Section 2.4(a) of the Disclosure Schedule sets forth the name of each holder of options to purchase shares of Seller Common Stock, the number of shares subject to each such option, along with the applicable vesting schedule and the applicable exercise price. None of the options or rights disclosed in Section 2.4(a) of the Disclosure Schedule is subject to accelerated vesting by reason of the transactions contemplated hereby. Except as disclosed in Section 2.4(a) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exercisable or exchangeable for any shares of capital stock of any class or other equity interests of the Acquired Company. The Acquired Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three (3) years, or for such shorter period as it has been in existence as a corporation. The Acquired Company has duly and validly authorized and reserved 1,200,000 shares of Seller Common Stock (subject to adjustment) for issuance in connection with awards granted or exercised under the ExpressClose.Com, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan (the "Seller Stock Option Plan"). Except as described in Section 2.4(a) of the Disclosure Schedule, there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Acquired Company's capital stock, (ii) no rights to have the Acquired Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction, and (iii) no documents, instruments or agreements relating to the voting of the Acquired Company's voting securities or restrictions on the transfer of the Acquired Company's capital stock.

               (b) Each of the Founding Stockholders is the sole record and beneficial owner of the shares of Seller Common Stock set forth opposite his name on Exhibit A attached hereto, free and clear of any Claims, including Claims of spouses, former spouses and other family members.

        2.5 Securities Act. The offer and sale of Shares by the Founding Stockholders to the Purchaser in accordance with the terms of this Agreement (assuming the accuracy of the


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representations and warranties contained in Article III hereof) are exempt from the registration requirements of the 1933 Act and all applicable state securities laws.

        2.6 Subsidiaries; Investments. The Acquired Company does not have and has not had any direct or indirect Subsidiaries (as defined in Section
7.10 below). Except as disclosed in Section 2.6 of the Disclosure Schedule, the Acquired Company does not have a strategic partnership or similar relationship with or own or have any direct or indirect interest in or control (as defined in Section 7.10 below) over any corporation, partnership, joint venture or other entity of any kind.

        2.7    Financial Statements; Projections.

               (a) The Acquired Company has previously furnished to the Purchaser copies of its audited financial statements for the year ended December 31, 1999 and unaudited financial statements for the nine-month period ended September 30, 2000. Such financial statements were prepared in conformity with GAAP, are consistent in all material respects with the books and records of the Acquired Company, and fairly present the financial position of the Acquired Company as of the dates thereof and the results of operations and cash flows of the Acquired Company for the periods shown therein (subject to the absence of footnotes and normal year-end adjustments in the case of unaudited statements).

               (b) The projections previously provided to the Company represent good faith estimates of the performance of the Acquired Company for the periods stated therein based upon assumptions which were in good faith believed to be reasonable when made and continue to be reasonable as of the date hereof; provided, however, that neither the Acquired Company nor the Founding Stockholders give any guarantee that such projections will be achieved.

        2.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and other than those incurred in the ordinary course of the Acquired Company's business, the Acquired Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, except liabilities or obligations (i) stated or adequately reserved against in the balance sheet of the Acquired Company as of September 30, 2000 contained in the financial statements referred to in Section 2.7(a) (the "Balance Sheet") or (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement.

        2.9 Absence of Certain Developments. Since the date of the Balance Sheet, the Acquired Company has conducted its business only in the ordinary course consistent with past practice and, except in connection with or as a result of the transactions contemplated in this Agreement or as set forth in
Section 2.9 of the Disclosure Schedule, there has not been:

               (a) any change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Acquired Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would be likely to have a Material Adverse Effect;

               (b) any mortgage, encumbrance or lien placed on any of the properties of the Acquired Company;

               (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Acquired Company, including any of its Intellectual Property Assets (as defined below), other than in the ordinary course of business;

               (d) any damage, destruction or loss to the Acquired Company's properties or assets, whether or not covered by insurance, which has had or would be likely to have a Material Adverse Effect;

               (e) any declaration, setting aside or payment of any dividend by the Acquired Company, or the making of any other distribution in respect of the capital stock of the Acquired Company or any distribution to the Founding Stockholders, or any direct or indirect redemption, purchase or other acquisition by the Acquired Company of its own capital stock;

               (f) any labor trouble or claim of unfair labor practices involving the Acquired Company, any change in the compensation payable or to become payable by the Acquired Company to any of its officers or employees other than normal merit increases to employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing;

               (g) any resignation, termination or removal of the officers of the Acquired Company or material loss of personnel of the Acquired Company or material change in the terms and conditions of the employment of the Acquired Company's officers or key personnel;

               (h) any payment or discharge of a material lien or liability of the Acquired Company which was not shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

               (i) any contingent liability incurred by the Acquired Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Acquired Company, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;

               (j) any obligation or liability incurred by the Acquired Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Acquired Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

               (k) any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Acquired Company;

               (l) any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Acquired Company;

               (m) any amendment or termination of any material contract or agreement to which the Acquired Company is a party or by which it is bound, which amendment or termination would have or be likely to have a Material Adverse Effect;

               (n) any arrangements relating to any royalty, dividend or similar payment based on the revenues, profits or sales volume of the Acquired Company, whether as part of the terms of the Acquired Company's capital stock or by any separate agreement;

               (o) any agreement with respect to the endorsement of the Acquired Company's products or services;

               (p) any transaction or agreement involving fixed price terms or fixed volume arrangements;

               (q) any other material transaction entered into by the Acquired Company other than transactions in the ordinary course of business;

               (r) except as provided in this Agreement, any amendment to the Articles of Incorporation or Bylaws; or

               (s) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (r) above.

        2.10   Accounts Receivable; Accounts Payable.

               (a) All of the accounts receivable of the Acquired Company are valid and enforceable claims, are subject to no known set-off or counterclaim, and, to the knowledge of the Founding Stockholders, are fully collectible in the normal course of business, after deducting any allowance for doubtful accounts stated in the Balance Sheet in accordance with generally accepted accounting principles, which allowance is a reasonable estimate of the Acquired Company's uncollectible accounts. Since the date of the Balance Sheet, the Acquired Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections. As of the date hereof, and except as described in Section 2.10(a) to the Disclosure Schedule, the Acquired Company does not have any accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers, employees or stockholders.

               (b) All accounts payable and notes payable of the Acquired Company arose in bona fide arms' length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than 60 days in its payment. Since the date of the Balance Sheet, the Acquired Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. As of the date hereof and except as described in Section 2.10(b) to the Disclosure Schedule, the Acquired Company has no account payable to or lease with any Person which is affiliated with it or any of its directors, officers, employees or stockholders.

        2.11   Transactions with Affiliates. Except as described in Section
2.11 to the Disclosure Schedule, there are no loans, leases, or other continuing transactions between the Acquired Company and any Founding Stockholder or any present or former stockholder, director or officer of the Acquired Company, or any member of such Founding Stockholder's, stockholder's, officer's or director's immediate family, or any Person controlled by such Founding Stockholder, stockholder, officer or director. Except as described in
Section 2.11 to the Disclosure Schedule, no stockholder, director or officer of the Acquired Company, or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Acquired Company, or any organization which has a material contract or arrangement with the Acquired Company.

        2.12 Real and Personal Property. Section 2.12 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Acquired Company owns, leases or subleases. The Acquired Company has good, valid and (if applicable) marketable title or valid license to or valid leasehold interest in all assets material to its business and to those assets reflected on the Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all Claims, other than liens for Taxes (as hereinafter defined) not yet due and payable, minor liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Acquired Company, and liens that have otherwise arisen in the ordinary course of business. Section 2.12 of the Disclosure Schedule sets forth a complete and accurate list of all tangible assets owned or leased by Acquired Company, other than real property, including, without limitation, computer hardware, office equipment and furniture and fixtures (the "Equipment") and properly indicates whether each item of Equipment is owned or leased by the Acquired Company. All Equipment included in such properties which is necessary to the business of the Acquired Company is in good condition and repair (ordinary wear and tear excepted), and all leases of real or personal property to which the Acquired Company is a party are fully effective and afford the Acquired Company peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Acquired Company are sufficient for the conduct of its business as presently conducted. To the knowledge of the Founding Stockholders, the Acquired Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation could reasonably be expected to have a Material Adverse Effect, nor has it received any notice of any such violation. There are no defaults by the Acquired Company or by any other party which might curtail in any material respect the present use of the Acquired Company's property. The performance by the Acquired Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its leases.


        2.13    Tax Matters.

               (a) The Acquired Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due, where the failure to file or pay has or would be likely to have a Material Adverse Effect. All material Taxes and other assessments and levies which the Acquired Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Acquired Company has delivered to the Purchaser correct and complete copies of all annual tax returns, examination reports, and any statements of deficiencies filed by, assessed against, or agreed to by the Acquired Company since the Acquired Company's inception. The Acquired Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.13(a) of the Disclosure Schedule,
(i) the Acquired Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Acquired Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Founding Stockholders, threatening to assert against the Acquired Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Acquired Company; (iv) the Acquired Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Acquired Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (v) the Acquired Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. The Acquired Company has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. The Acquired Company is not a party to any Tax allocation or sharing arrangement. The Acquired Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Acquired Company is not a "foreign person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

               (b) The taxable year of the Acquired Company for federal and state income tax purposes is the fiscal year ended December 31.

               (c) The Acquired Company has never been (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

        2.14   Certain Contracts and Arrangements. Except as set forth in
Section 2.14 of the Disclosure Schedule (with true and correct copies provided to the Purchaser), the Acquired Company is not a party or subject to or bound by:

               (a) any contract or agreement (i) involving a potential commitment or payment by the Acquired Company in excess of $50,000 annually or
(ii) which is otherwise material and not entered into in the ordinary course of business;

               (b) any contract, or agreement which is not cancelable by the Acquired Company without penalty on not less than ninety (90) days notice;

               (c) any contract which cannot be assigned, requires consent to be assigned or requires consent to assign as a result of a change in control;

               (d) any contract or agreement containing covenants directly or explicitly limiting in any material respect the freedom of the Acquired Company to compete in any line of business or with any person or entity;

               (e) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its software and hardware products except in the ordinary course of business consistent with past practices;

               (f) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

               (g) any employment contracts, noncompetition agreements or other agreements with present or former officers, directors, employees or stockholders of the Acquired Company or Persons related to or affiliated with such persons, other than at will arrangements in the ordinary course of business that are terminable without severance obligations;

               (h) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Acquired Company, including, without limitation, any agreement with any stockholder of the Acquired Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

               (i) any pension, profit sharing, retirement or stock options plans;

               (j) any royalty, dividend or similar arrangement based on the revenues or profits of the Acquired Company or any contract or agreement involving fixed price or fixed volume arrangements;

               (k) any joint venture, partnership, manufacturer, development or supply agreement;

               (l)    any acquisition, merger or similar agreement;

               (m)    any contract with any governmental entity; or

               (n) any other material contract not executed in the ordinary course of business.

        All contracts, agreements, leases and instruments set forth in Section
2.14 of the Disclosure Schedule are valid and are in full force and effect and constitute legal, valid and binding obligations of the Acquired Company and the other parties thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws relating to the enforcement of creditors' remedies generally and by general principles of equity. The Founding Stockholders have no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination could reasonably be expected to have a Material Adverse Effect. Neither the Acquired Company nor any other party thereto is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Acquired Company or any other party thereto, except for any such default, condition, event or fact that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        2.15   Intellectual Property Assets.

               (a) Ownership of Intellectual Property Assets. The Acquired Company is the exclusive owner of, and has good, valid and marketable title to, all of the Intellectual Property Assets, as defined below, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets. Except as described in
Section 2.15(c) of the Disclosure Schedule, no claim is pending or threatened against the Acquired Company and/or its officers, employees, and consultants to the effect that the Acquired Company's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by the Acquired Company. No employee of the Acquired Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company. "Intellectual Property Assets" means: (i) the Products (as such term is defined in Section 2.15(d) below); (ii) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) described in Section 2.15(b) of the Disclosure Schedule (collectively, "Patents"); (iii) the name Expressclose," "Expressclose.com," all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications described in Section 2.15(c) of the Disclosure Schedule (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above described in Section 2.15(d) of the Disclosure Schedule (collectively, "Copyrights"); (iv) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results developed by the Acquired Company (collectively, "Trade Secrets"); (v) all goodwill, franchises, licenses, permits, consents, approvals, technical information, lists of telephone numbers and claims of infringement against third parties arising out of the operation of the Acquired Company (the "Rights"); and (vi) all customer lists, lists of telephone numbers, business strategies, outlooks, forecasts and other similar documents described in Section 2.15(f) of the Disclosure Schedule (collectively, "Other Intangibles"). Section 2.15 of the Disclosure Schedule constitutes a true, complete and accurate description of all Intellectual Property Assets.

               (b) Patents. Section 2.15(b) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all Patents. All of the issued Patents are currently in compliance in all material respects with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Patent is held by the Acquired Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. There is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

               (c) Trademarks. Section 2.15(c) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance in all material respects with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Mark is held by the Acquired Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. Except as described in Section 2.15(c) to the Disclosure Schedule, no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

               (d) Copyrights. Section 2.15(d) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all Copyrights material to the operation of the Business. All Copyrights that have been registered with the United States Copyright Office are identified on such Schedule. All Copyrights identified in Section 2.15(d) of the Disclosure Schedule are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Copyright is held by the Acquired Company by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in those computer programs and related documentation used or operated by the Acquired Company as described in Section 2.15(d) of the Disclosure Schedule (the "Products") is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. A complete list of the Products owned by the Acquired Company is provided in Section 2.15(d) of the Disclosure Schedule, including, without limitation, the so-called "ExpressClose.com Solution."

               (e) Trade Secrets. Except as set forth in Section 2.15(e) of the Disclosure Schedule, the Acquired Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees, and consultants of the Acquired Company and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets. There has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Acquired Company to any person or entity other than employees or contractors of the Acquired Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance, where such disclosure would likely have a Material Adverse Effect. Except as set forth on Section 2.15(e) of the Disclosure Schedule, (i) the Acquired Company has not directly or indirectly granted any rights or interests in the source code of the Products and (ii) since the Acquired Company developed the source code of the Products, the Acquired Company has not provided, licensed or disclosed the source code of the Products to any person or entity. The Acquired Company has the right to use, free and clear of claims of third parties, all Trade Secrets. No third party has asserted that the use by the Company of any Trade Secret violates the rights of such third party.

               (f) Other Intangibles. Section 2.15(f) of the Disclosure Schedule sets forth a complete and accurate list of Other Intangibles that are material to the business of the Acquired Company.

               (g) Exclusivity of Rights. The Acquired Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets. Except as set forth on Section 2.15(g) of the Disclosure Schedule, the Acquired Company (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Acquired Company's ownership, use, license or transfer of any of its Intellectual Property Assets.

               (h) Licenses Received. Except for software licenses granted to the Acquired Company for off-the-shelf third party software, all licenses or other agreements under which the Acquired Company is granted rights by others in Intellectual Property Assets are listed in Section 2.15(h) of the Disclosure Schedule. All such licenses or other agreements are in full force and effect, there is no material default by any party thereto and all of the rights of the Acquired Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Purchaser.

               (i) Licenses Granted. All material licenses or other agreements under which the Acquired Company has granted rights to others in Intellectual Property Assets are listed in Section 2.15(i) of the Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Founding Stockholders, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Company.

               (j) Affirmative Obligations. The Acquired Company has no obligation to any other person to maintain, modify, improve or upgrade the Products.

               (k) Sufficiency. The Intellectual Property Assets constitute all of the assets of the Company necessary for the operation of the Acquired Company's business as currently conducted.

               (l) Infringement. None of the Products used or operated, nor any process or know-how used, by the Acquired Company infringes or is alleged to infringe any (i) United States patent issued as of the date of this Agreement, or to the knowledge of the Founding

Stockholders, infringe or is alleged to infringe any patent rights in Canada, Japan, Australia and any countries which comprise the European Union; (ii) trademark, service mark or trade name; or (iii) copyright or other proprietary right or is a derivative work based on the work of any other person; where such infringement of the intellectual property described in the foregoing subparagraphs (i), (ii) and (iii) would likely have a Material Adverse Effect.

               (m) Nondisclosure Contracts. Each of the nondisclosure and/or confidentiality agreements entered into between the Acquired Company and persons in connection with disclosures by the Acquired Company relating to the Products and the Intellectual Property Assets (the "Nondisclosure Contracts") is a valid and binding obligation of the Acquired Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws relating to the enforcement of creditors' remedies generally and by general principles of equity. A complete list of all Nondisclosure Contracts is provided on Section 2.15(m) of the Disclosure Schedule.

        2.16 Litigation. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding or investigation pending or threatened against the Acquired Company, or affecting the properties, or assets of the Acquired Company, or, as to matters related to the Acquired Company, against any officer, director, stockholder or key employee of the Acquired Company in their respective capacities in such positions, nor has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted; except in each case for litigation, proceedings, investigations or claims which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or which do not call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby. Section 2.16 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or investigations involving the Acquired Company or any of its officers, directors, stockholders or key employees in connection with the business of the Acquired Company occurring, arising or existing since the Acquired Company's inception.

        2.17 Collective Bargaining Agreements and Labor Relations. The Acquired Company has no collective bargaining agreement with any of its employees related to the Acquired Company, and except as set forth in Section
2.17 of the Disclosure Schedule, has no contract, agreement or understanding with any employee which may not be terminated at will. There are no labor negotiations or labor disputes in process, nor are the Founding Stockholders aware of any threats or strikes, work stoppages or work slowdowns of any of the Acquired Company's employees.

        2.18 Lists of Certain Employees. Section 2.18 of the Disclosure Schedule contains a list of all managers, employees, consultants, independent contractors, brokers and sales persons of the Acquired Company who, individually, received annual salary and bonus for the year ended December 31, 1999 at an annual rate in excess of $100,000, including the current job title and aggregate annual salary and bonus of each such individual. The employees listed in Schedule 4.1(e) are the only employees with respect to whom an "assignment of inventions" agreement is not required.

        2.19 Permits; Compliance with Laws. The Acquired Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to have or obtain such a Permit could not be reasonably expected to have a Material Adverse Effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Acquired Company is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except where the failure to so comply could not have a Material Adverse Effect. The Acquired Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Acquired Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Acquired Company.

        2.20   Employee Benefit Programs.

               (a) The Acquired Company does not maintain or contribute to and since its inception has not maintained or contributed to, any employee benefit, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified and described in Section 2.20 of the Disclosure Schedule attached hereto. A brief description of each Employee Benefit Plan has been provided to the Purchaser. The terms and operation of each such Employee Benefit Plan comply and have heretofore complied in all material respects with all applicable laws and regulations relating to each such Employee Benefit Plan. There are no unfunded obligations of the Acquired Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Acquired Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Acquired Company without liability to the Acquired Company upon or following such termination. Except as described in Section 2.20 of the Disclosure Schedule, the Acquired Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees other than as required by part 6 of subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any Employee Benefit Plan, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law which could result, directly or indirectly, in any Taxes, penalties or other liability to the Acquired Company. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Founding Stockholders, threatened with respect to any such Employee Benefit Plan.

               (b) Each Employee Benefit Plan which has ever been maintained by the Acquired Company and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, or the time period for submitting a determination letter request and adopting retroactive amendments under Code
Section 410(b) and the corresponding regulations is open as of the Closing Date, and each such Employee Benefit Plan has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Plan's assets were distributed). No event or omission has occurred which would cause any such Employee Benefit Plan to lose its qualification under the applicable Code section, and each asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability. Except as set forth in Section 2.20 of the Disclosure Schedule, the Acquired Company has never maintained any Employee Benefit Plan which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in this Section 2.20 also refers to any other entity which would have ever been considered a single employer with the Acquired Company under ERISA Section 4001(b) or part of the same "controlled group" as the Acquired Company for purposes of ERISA Section 302(d)(8)(C).

        2.21 Environmental Matters. No hazardous waste, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Acquired Company in such a way as to have a Material Adverse Effect, and no hazardous wastes, substances or materials or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Acquired Company in such a way as to have a Material Adverse Effect.

        2.22 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Acquired Company are insured to the extent disclosed in Section 2.22 of the Disclosure Schedule, with copies of such policies having been provided to the Purchaser. Except as set forth in Section 2.22 of the Disclosure Schedule and claims for health care benefits in the ordinary course of business, there is no material claim by the Acquired Company pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Acquired Company is in compliance in all material respects with the terms thereof. To the knowledge of the Founding Stockholders, there is no threatened termination of any such policies or arrangements.

        2.23   Investment Banking; Brokerage. Except as set forth in Section
2.23 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Acquired Company or based on any arrangement or agreement made by or on behalf of the Acquired Company or the Founding Stockholders.

        2.24 Customers. Section 2.24 of the Disclosure Schedule sets forth the name of each customer of the Acquired Company who accounted for more than five percent (5%) of the revenues of the Acquired Company for fiscal year 1999 and for the period ended September 30, 2000 (the "Customers"), together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship ("Partners"). The relationships of the Acquired Company with its Customers and Partners are good commercial working relationships. No Customer or Partner of the Acquired Company has canceled or otherwise terminated its relationship with the Acquired Company, or has decreased materially its usage or purchases of the services or products of the Acquired Company. No Customer, or Partner has, to the knowledge of the Founding Stockholders, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Acquired Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Acquired Company.

        2.25 Suppliers. The Acquired Company's relationships with its major suppliers are good commercial working relationships, and, within the last twelve months, no supplier that the Acquired Company has paid or is under contract to pay at an annual rate of $100,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Acquired Company, or materially decreased its services, supplies or materials to the Acquired Company, nor, to the knowledge of the Founding Stockholders, does any supplier have any plan or intention to do any of the foregoing in a manner which would be reasonably likely to have a Material Adverse Effect. Section 2.25 of the Disclosure Schedule sets forth a list of all suppliers and vendors of the Acquired Company to whom during the year 2000 the Acquired Company made payments at an annual rate of $100,000 or more.

        2.26 Investment Intent. Each Founding Stockholder is acquiring the Purchaser Common Stock for its own account, for investment purposes only, and not with a view to the distribution thereof. Each Founding Stockholder agrees that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such Purchaser Common Stock (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of the Purchaser Common Stock) except in compliance with the 1933 Act and applicable state securities laws.

        2.27 Disclosure. This Agreement, the Disclosure Schedule and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Acquired Company or the Founding Stockholders and all other information provided by the Acquired Company and the Founding Stockholders to the Purchaser in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made. There is no material fact directly relating to the assets, liabilities, business, operations, condition (financial or other) or prospects of the Acquired Company (including any competitive developments, other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same that has not been set forth in this Agreement or in the Disclosure Schedule.


SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

        The Purchaser represents and warrants to the Founding Stockholders the following:

        3.1 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party, and to carry out the transactions contemplated hereby and thereby.

        3.2 Authorization and Non-Contravention. This Agreement and all documents executed pursuant hereto by the Purchaser are valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws relating to the enforcement of creditors' remedies generally and by general principles of equity. The execution, delivery and performance by the Purchaser of this Agreement and all agreements, documents and instruments contemplated hereby, the issuance of the Payment Shares pursuant to Section 1.2(b), the issuance of the Stock Options pursuant to Section 1.2(c) and the performance of all other transactions contemplated by this Agreement and such other agreements, documents and instruments related hereto do not and will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligations to which the Purchaser is a party or by which any of its assets are bound, or any provision of its Articles of Incorporation or Bylaws, or cause the creation of any Claim upon any of assets of the Purchaser which would have, or would be reasonably likely to have a Purchaser Material Adverse Effect (as defined in Section 7.10); (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Purchaser, any of which would have a Purchaser Material Adverse Effect; (iii) require from the Purchaser any notice to, declaration or filing with, or consent or approval of any governmental authority or any third party (except that which has been waived or obtained); or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorizations to which the Purchaser is a party or by which the Purchaser is bound.

        3.3 Issuance of Securities. The Payment Shares to be delivered by the Purchaser to the Founding Shareholders pursuant to Section 1.2(b) and the shares of Purchaser Common Stock to be issued upon the exercise of the Stock Options to be issued by the Purchaser pursuant to Section 1.2(c), are duly authorized and, when issued in accordance with the terms of this Agreement and the terms of the Stock Options, will be validly issued, fully paid and nonassessable and free and clear of all Claims, except for any Claims created by the Founding Stockholders and restrictions on transferability imposed by federal and state securities laws. Upon the delivery to the Founding Stockholders of the certificates evidencing the Payment Shares, the Founding Stockholders shall acquire valid title to the Payment Shares.

        3.4 SEC Filings. The Purchaser has filed with the Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the respective rules and regulations thereunder, (i) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the applicable Act and the rules and regulations thereunder, and (ii) none of which, as amended, if applicable, including any financial statements, notes thereto or schedules included therein, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes thereto) of the Purchaser (the "Purchaser Financial Statements") included in the forms, statements, reports and documents filed by the Purchaser with the SEC since December 31, 1999 (the "Purchaser SEC Reports") comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, are in accordance with the books and records of the Purchaser, have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly the consolidated financial position of the Purchaser and its subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein. The authorized capital stock of the Purchaser is as set forth in the Purchaser SEC Reports.

        3.5 No Material Adverse Change. Except as disclosed in the Purchaser SEC Reports, and except for the transactions contemplated hereby, no event has occurred that would require the Purchaser to file with the SEC a Current Report on Form 8-K for which a Current Report on Form 8-K has not been filed by the Purchaser.

        3.6 No Proceedings. There are no legal or governmental proceedings pending to which the Purchaser or any of its subsidiaries is a party or of which any property of the Purchaser or any of its subsidiaries is subject, other than as set forth in the Purchaser SEC Reports and other than litigation or governmental proceedings incident to the kind of business conducted by the Purchaser and its subsidiaries which, if determined adversely to the Purchaser and its subsidiaries, would not individually or in the aggregate result in a Purchaser Material Adverse Effect; and, to the knowledge of the Purchaser, no such proceedings are threatened by governmental authorities or others.

        3.7 Investment Intention; Legend. The Purchaser is purchasing the shares of Seller Common Stock for its own account, for investment purposes only, and not with a view to the distribution thereof. The Purchaser agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such Seller Common Stock (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of the Seller Common Stock) except in compliance with the 1933 Act. The Purchaser acknowledges and agrees that the following legend shall be typed on each certificate evidencing the Shares of Seller Common Stock sold hereunder to the
Purchaser:


               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

        3.8 Investment Banking; Brokerage Fees. The Purchaser has not incurred or become liable for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

SECTION 4.     CLOSING CONDITIONS AND DELIVERIES.

        4.1 Conditions Precedent to the Obligation of the Purchaser to Close. The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

               (a) Examination and Investigation. (i) The Purchaser shall have been entitled, through its employees, representatives, agents and contractors, to make an investigation and examination of the assets, properties, business and operations of the Acquired Company. Any such investigation and examination shall have been conducted at reasonable times, under reasonable circumstances and at the Purchaser's expense. Investigation by the Purchaser shall not diminish or obviate any of the representations, warranties, covenants or agreements of the Founding Stockholders under this Agreement. In order that the Purchaser may have had full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Acquired Company, the Acquired Company shall have made available or shall have caused to have been made available to the representatives of the Purchaser during such period all such information and copies of such documents concerning the affairs of the Acquired Company as such representatives may have reasonably requested and shall have permitted the agents, contractors and representatives of the Purchaser reasonable access to the properties of the Acquired Company; and

                      (ii)   The Purchaser shall have received a Disclosure
Schedule in form and substance reasonably satisfactory to it.

               (b) Redemption of Seller Common Stock Owned by Household and Cancellation of Option. The Acquired Company shall have entered into a Stock Redemption Agreement, on terms and conditions satisfactory to Purchaser, (the "Household Agreement") with Household pursuant to which (i) the Acquired Company shall have agreed to redeem the Household Shares pursuant to the terms and conditions set forth in the Household Agreement, and (ii) Household shall have agreed to cancel all of its rights relating to Seller Common Stock pursuant to (a) its option to acquire 750,000 shares of Common Stock of ExpressClose.com, (b) that certain Securities Purchase Agreement between the Acquired Company and Household dated as of January 7, 2000, and (c) all agreements and documents related thereto. In consideration of the foregoing, the Acquired Company, Purchaser and Household shall enter the arrangements described in Exhibit C attached hereto.

               (c) Employment Contracts. The Founding Stockholders shall execute employment agreements in form and substance reasonably acceptable to Purchaser (including as to the items disclosed in Schedule 10(a)) and substantially in the form of Exhibit D; and the key employees identified on
Schedule 4.1(c) attached hereto (collectively, the "Key Employees") shall execute employment agreements in form and substance reasonably acceptable to Purchaser.

               (d)    Exchange Agreements. Certain of the employees listed on
Schedule 4.1(d) (as indicated thereon) shall have entered into "Option Exchange Agreements" with the Acquired Company and Purchaser, in form and substance reasonably acceptable to Purchaser and substantially in the form of Exhibit E attached hereto pursuant to which they shall exchange their outstanding options to purchase Seller Common Stock for options to acquire that number of shares of Purchaser Common Stock set forth opposite their respective names in Schedule 4.1(d) hereto. The remaining employees listed on Schedule 4.1(d) (as indicated thereon) shall have entered into "Option Receipt Agreements" with the Acquired Company and Purchaser, in form and substance reasonably satisfactory to Purchaser, pursuant to which such employees will agree to accept options to acquire that number of shares of Purchaser Common Stock set forth opposite their respective names in
Schedule 4.1(d) hereto in return for certain agreements on the part of such employees.

               (e) Confidentiality Agreement. The employees of the Acquired Company identified on Schedule 4.1(e) hereof shall execute and deliver to the Purchaser a confidentiality agreement substantially in the form of Exhibit F attached hereto.

               (f) Authorization. The Board of Directors and stockholders of the Acquired Company shall have duly adopted resolutions in form and substance reasonably satisfactory to the Purchaser and shall have taken all action necessary for the purpose of authorizing the Acquired Company to consummate all of the transactions contemplated hereby;

               (g) Approvals, Consents and Waivers. The Acquired Company and the Founding Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Acquired Company subsequent to the Closing and the Purchaser shall have received copies of all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Purchaser, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Acquired Company and the consummation of the transactions contemplated by this Agreement and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement;

               (h) Certificates of Good Standing and Qualification. The Acquired Company and the Founding Stockholders shall deliver certificates issued by (i) the Secretary of State of Iowa certifying that the Acquired Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Acquired Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;

               (i) Secretary's Certificate. The Acquired Company shall deliver a certificate executed by the Secretary of the Acquired Company certifying (i) the names of the officers of the Acquired Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Acquired Company pursuant hereto, together with the true signatures of such officers; (ii) copies of consent actions taken by the Board of Directors and stockholders of the Acquired Company authorizing the appropriate officers of the Acquired Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Acquired Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby;

               (j) Bringdown. Each Founding Stockholder shall have delivered a certificate confirming that (i) the representations of the Founding Stockholders remain true, complete and accurate as of the Closing Date and (ii) the Founding Stockholders have performed all of the agreements and covenants required to be performed by them on or before the Closing Date.

               (k) Opinion of Counsel. The Acquired Company and the Founding Stockholders shall deliver an opinion of Winthrop & Weinstine, P.A., counsel for the Acquired Company and each of the Founding Stockholders, dated as of the Closing Date, substantially in the form of Exhibit G attached hereto;

               (l) Stock Certificates. The Founding Stockholders shall deliver or cause to be delivered to the Purchaser share certificates representing the Shares, together with share transfer powers duly endorsed in blank for transfer;

               (m) Other Documents and Certificates. The Acquired Company and the Founding Stockholders shall deliver such other supporting documents and certificates as the Purchaser may reasonably request and as may be required pursuant to this Agreement;

               (n) All Proceedings Satisfactory. All corporate and other proceedings of the Acquired Company taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser;

               (o) No Litigation. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement;

               (p) No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order; and

               (q) Board Resignation. The directors of the Acquired Company shall have tendered their resignation from the Board of Directors of the Acquired Company; provided, however, that one of the Founding Stockholders to be selected by the Founding Stockholders shall be appointed at Closing to serve on the Acquired Company's Board of Directors for a period of one (1) year after Closing, and the remaining two Founding Stockholders shall be entitled to receive notices of, attend and observe meetings of the Acquired Company's Board occurring after Closing for a period of one (1) year after Closing.

        4.2 Conditions Precedent to the Obligation of the Acquired Company and Founding Stockholders to Close. The obligation of the Acquired Company and the Founding Stockholders to consummate the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

               (a) No Litigation. No action or proceeding by or before any court administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement;

               (b) No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order;

               (c) Reimbursement of Fees. The Purchaser shall have reimbursed the Acquired Company for reasonable and customary legal expenses associated with the preparation and review of this Agreement and all agreements and documents related hereto and the consummation of the transactions contemplated hereby and thereby.

               (d) Payment of the Purchase Price. The Purchaser shall have paid the Purchase Price pursuant to Section 1.2 hereof.

               (e) Issuance of Options. The Purchaser shall have entered into Option Exchange Agreements with all employees listed on Schedule 4.1(d).

               (f) Bringdown. Purchaser shall have delivered a certificate executed by an officer of Purchaser confirming that (i) the representations of Purchaser remain true, complete and accurate as of the Closing and (ii) Purchaser has performed all of the agreements and covenants required to be performed by it on or before the Closing Date.

               (g) Opinion of Counsel. The Purchaser shall deliver an opinion of Schnader Harrison Segal & Lewis LLP reasonably satisfactory to the Purchaser, dated as of the Closing Date.


SECTION 5.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

        5.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Acquired Company, the Founding Stockholders and the Purchaser made in this Agreement, in the Disclosure Schedule delivered to the Purchaser and all agreements, documents and instruments executed and delivered in connection herewith (a) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, and (b) shall bind the parties' successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and permitted assigns, whether so expressed or not. Notwithstanding the foregoing, the representations and warranties contained herein shall expire and terminate and be of no further force and effect after the date which is three (3) years following the Closing , except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim.

        5.2 Indemnification. Each of the Founding Stockholders, on his or her own behalf and on behalf of the Founding Stockholder's successors, executors, administrators, estate, heirs and permitted assigns (collectively, the "Stockholder Indemnifying Parties"), jointly and severally, agrees to defend, indemnify and hold the Purchaser, its Affiliates, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Indemnified Parties" and, individually, an "Indemnified Party") harmless from and against any and all damages, liabilities, losses, Taxes, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Indemnified Party( individually, a "Loss" and, collectively, "Losses") based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Founding Stockholders in
Section 2 of this Agreement (including, without limitation, in the Disclosure Schedule) or (ii) any breach of any agreement or covenant of the Founding Stockholders set forth herein.

        5.3    Notice; Payment of Losses; Defense of Claims.

               (a) An Indemnified Party shall give written notice of a Loss to the party required to provide such indemnification hereunder (individually and collectively, an "Indemnifying Party") promptly after becoming aware thereof , which notice shall specify in reasonable detail the amount, nature and source of the claim and include therewith copies of any notices or other documents received from third parties with respect to such claim ; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any prejudice or harm with respect to such claim as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

               (b) Within thirty (30) calendar days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

               (c)    In the case of any third party claim, if within twenty
(20) days after receiving the notice described in the preceding paragraph 5.3(a), the Indemnifying Party (i) gives written notice to the Indemnified Party stating that the Indemnified Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party's own cost and expense and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party, which consent shall not be unreasonably withheld) and such Indemnifying Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party's obligation to indemnify such Indemnified Party therefor will be fully satisfied by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

        5.4 Limitation on Contribution and Certain Other Rights. Each of the Founding Stockholders hereby agrees that if, following the Closing, any payment is made by such

Founding Stockholder, or otherwise becomes due from such Founding Stockholder, pursuant to Section 5.2 in respect of any Losses (a "Loss Payment"), such Founding Stockholder shall have no rights against the Acquired Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Acquired Company or any such person with respect thereto.

        5.5 Purchaser's Right to Withhold Earn-Out. Without prejudice to any other remedies against the Founding Stockholders, if the Purchaser shall have a claim for a Loss, it shall have the right, until complete and final resolution of such claim, to withhold any portion of the Earn-Out that remains due under Section 1.3 hereof, in an amount equal to such Loss. Upon complete and final resolution of any such claim, and without prejudice to Purchaser's other remedies, Purchaser shall have the right to offset its Loss against the Purchase Price previously withheld and the balance, if any, shall be paid to the Founding Stockholders.

SECTION 6.     COVENANTS AND AGREEMENTS.

        6.1 Covenants of the Purchaser. The Purchaser agrees that it shall comply with the following covenants from and after the Closing:

               (a) Cash Investment. (i) During the twelve (12) months following the Closing, the Purchaser shall invest up to Five Million and 00/100 Dollars ($5,000,000.00) in cash (the "Cash Investment") to fund the operations of the Acquired Company, including therein the amount funded by Purchaser at Closing pursuant to subparagraph (a)(ii). The officers of the Acquired Company shall have the right to commit individual expenditures, not to exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00) per expenditure, so long as such expenditures, together with the amounts funded pursuant to Section 6(a)(ii) and any expenditures in excess of $200,000 (for which approval of the Acquired Company's Board of Directors shall be required), do not exceed in the aggregate the Cash Investment. The officers shall promptly report to such Board of Directors any expenditures so committed.

                      (ii) Promptly after Closing, Purchaser shall fund the expenditures of the Acquired Company set forth in Schedule 6 hereto by transferring the aggregate amount set forth in Schedule 6 to the Acquired Company's account by paying directly the expenditures identified on Schedule 6, as determined by Purchaser in its discretion.

               (b) Automated Valuation Warranty Product. As soon as practicable after Closing, but no later than December 31, 2000, the Purchaser shall provide the automated valuation warranty product to the Acquired Company on terms and conditions reasonably satisfactory to the Purchaser and the Founding Stockholders, provided that such terms and conditions shall be reasonably consistent with market terms applicable to comparable products. The Purchaser understands the importance of its agreement and covenant hereunder to provide the automated valuation warranty product to the Acquired Company and that such agreement and covenant is essential to the performance of the Business.

        6.2    Registration Statement on Form S-3.

               (a) As soon as reasonably practicable after the Closing, but in any event on or before December 31, 2000, the Purchaser shall file with the SEC a Registration Statement on Form S-3, any successor short-form registration statement promulgated by the SEC, or any other appropriate form of registration statement ("Registration Statement") to register the resale by the Founding Stockholders of the "Registrable Securities" under the 1933 Act (as defined in Paragraph (e) below). After the Registration Statement is filed, the Purchaser shall use its best efforts to (i) have the Registration Statement declared effective by the SEC, (ii) thereafter prepare and file, as the Purchaser shall determine may be required under the 1933 Act and the rules and regulations thereunder, a prospectus supplement or supplements to the prospectus contained in the Registration Statement or a post-effective amendment or amendments to the Registration Statement and, with respect to any post-effective amendment, cause such post-effective amendment to be declared effective by the SEC, and (iii) maintain the effectiveness of the Registration Statement until the earlier of (A) the date two (2) years from the date of effectiveness of the Registration Statement, or (B) the sale of all of the Registrable Securities pursuant to the Registration Statement. The Purchaser further agrees that it will (1) furnish to the Founding Stockholders such reasonable number of copies of the Registration Statement, preliminary prospectus and prospectus supplement, final prospectus and prospectus supplement and such other documents as such Founding Stockholders may reasonably request in order to facilitate the public offering of the Registrable Securities, (2) use its best efforts to register or qualify the Registrable Securities covered by the Registration Statement under such state securities or blue sky laws of such jurisdictions as the requesting Founding Stockholder may reasonably request in writing within twenty (20) days following the original filing of the Registration Statement, except that the Purchaser shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, (3) notify the Founding Stockholders, promptly after it shall receive notice thereof, of the time when the Registration Statement has become effective or a supplement to any prospectus forming a part of the Registration Statement has been filed, (4) notify the Founding Stockholders promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or prospectus supplement or for additional information, (5) prepare and file with the SEC, promptly upon the request of any Founding Stockholder, any amendments or supplements to the Registration Statement or prospectus or prospectus supplement which, in the opinion of counsel for Purchaser, is required under the 1933 Act or the rules and regulations thereunder in connection with the distribution and resale of the Registrable Securities by such Founding Stockholder, (6) prepare and promptly file with the SEC and promptly notify the Founding Stockholders of the filing of such amendment or supplement to the Registration Statement or prospectus or prospectus supplement as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the 1933 Act, any event shall have occurred as the result of which any such prospectus or any other prospectus or prospectus supplement as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and (7) advise the Founding Stockholders, promptly after Purchaser shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. Each Founding Stockholder hereby agrees to cooperate with all reasonable requests by Purchaser necessary to effectuate the preparation and filing of the Registration Statement and agrees to provide the Purchaser with all information required in connection therewith in a timely manner and to comply with the procedures specified in Section 6.2(b) below.

               (b) Prior to any sales of Registrable Securities under the Registration Statement by a Founding Stockholder, the Founding Stockholder contemplating the sales will provide Purchaser with written notice of such intention, addressed to Purchaser's Chief Financial Officer (a "Sale Notice"). Purchaser will notify such Founding Stockholder within two (2) business days following receipt of the Sale Notice as to whether sales by the Founding Stockholder may be made or will be limited as provided below. Upon notice from Purchaser permitting sales by the Founding Stockholder, for a period beginning on the date of receipt by the Founding Stockholder of such notice and ending 45 days thereafter (the "Window Period"), the Founding Stockholder may offer and sell Registrable Securities from time to time pursuant to the Registration Statement. Anything in this Agreement to the contrary notwithstanding, the ability of a Founding Stockholder to sell Registrable Securities pursuant to the Registration Statement and this Agreement shall be suspended in the event that, upon receiving a Sale Notice or during any Window Period, Purchaser's Chief Financial Officer certifies to the Founding Stockholders that, in the good faith judgment of such officer (upon consultation to the extent practicable with the Board of Directors of Purchaser), (x) the sale would interfere in any material respect with any financing, acquisition, corporate reorganization or other similar material transaction under consideration by Purchaser, or (y) there is some other material development relating to the condition (financial or otherwise) of Purchaser that has not been generally publicly disclosed and as to which Purchaser deems advisable upon the advice of counsel at the time of the Sale Notice not to publicly disclose; provided, however, that upon any such event specified in (x) or (y) above, Purchaser may not suspend sales by Founding Stockholders under the Registration Statement for a period of more than sixty (60) days from the date of such certification by Purchaser's Chief Financial Officer. If, upon receipt of the Sale Notice, Purchaser has reasonably determined that it is necessary to file and cause to be declared effective a post-effective amendment to the Registration Statement or file a new or amended prospectus supplement or to otherwise cause disclosure to be made under the 1934 Act and incorporated by reference into the Registration Statement, and Purchaser determines not to rely on the preceding sentence in order to delay the making of such disclosure, Purchaser will take such action within seven (7) business days following receipt of the applicable Sale Notice.

               (c) In connection with the registration of the resale of the Registrable Securities, Purchaser shall bear the following fees, costs and expenses: all registration, filing, National Association of Securities Dealers, Inc. and New York Stock Exchange or other exchange listing fees, printing expenses, fees and disbursements of counsel and accountants for Purchaser, all internal Purchaser expenses of the Purchaser and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the resale of the Registrable Securities are to be registered or qualified. Fees and disbursements of counsel and accountants for the Founding Stockholders, any underwriting discounts and commissions and transfer taxes relating to the resale of the Registrable Securities included in the offering, and any other expenses incurred by the Founding Stockholders not expressly included above, shall be borne by the Founding Stockholders.

               (d)    With respect to such registration:

                      (i) Subject to compliance by a holder of Registrable Securities with Section 6.2(b), Purchaser will indemnify and hold harmless each holder of Registrable Securities which are included in the Registration Statement, and any underwriter (as defined in the 1933 Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the 1933 Act, from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or prospectus supplement contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Purchaser will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                      (ii) Each holder of Registrable Securities which are included in the Registration Statement will indemnify and hold harmless Purchaser, its directors and officers, and any controlling person thereof and any underwriter from and against, and will reimburse Purchaser, its directors and officers, and any such controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which Purchaser or any controlling person and any underwriter may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or prospectus supplement contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof.

               (e) For the purposes of this Section 6.2, the term "Registrable Securities" shall mean (i) the Payment Shares and (ii) any Purchaser Common Stock or other securities of the Purchaser issued or issuable with respect to such Payment Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or a sale of all or substantially all of Purchaser's assets.

               (f) The Founding Stockholders acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the shares of Purchaser Common Stock issued hereunder held at any time by the Founding Stockholders:

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE

               OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

               THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF OCTOBER 27, 2000, INCLUDING THEREIN CERTAIN RESTRICTIONS REQUIRING THE HOLDER TO NOTIFY THE COMPANY PRIOR TO ANY SALE. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

        6.3 Rule 144 Reporting; Legal Opinions. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of Purchaser Common Stock to the public without registration, for a period of two (2) years after the Closing, Purchaser agrees to use its commercially reasonable efforts to make and keep "current public information" (as contemplated by Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933 ("Rule 144")) regarding Purchaser available. In addition, upon the request of any Founding Stockholder, the Purchaser shall cause a legal opinion or opinions to be issued as soon as practicable after such request is made (but not more than five (5) business days after such request is made) to the effect that the Payment Shares may be sold in a transaction pursuant to Rule 144.


SECTION 7.  GENERAL.

        7.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by facsimile transmission (provided that a confirmation copy shall be sent the same day for delivery by a reputable overnight international courier service),
(iii) sent by a certified or registered mail, postage prepaid, or (iv) sent by a reputable overnight or international courier service. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy shall be sent the same day for delivery by a reputable overnight international courier service) or if mailed, five (5) business days after the date of deposit in the United States mail, or if sent by overnight courier service, five (5) business days after delivery to such courier service. Notice of change of address shall also be governed by this Section 7. Notices and other communications shall be addressed as follows:

                     (i)     If to the Purchaser:

                             Radian Group, Inc.
                             1601 Market Street
                             Philadelphia, PA  19103

                             Attn:  General Counsel

                             with a copy to

                             Schnader Harrison Segal and Lewis LLP
                             1600 Market Street
                             Philadelphia, PA  19103
                             Attention:  Ronald Karam, Esq.

                     (ii)    If to the Company:

                             ExpressClose.com, Inc.
                             935 East 53rd Street
                             Davenport, IA  52807
                             Attn:  Thomas L. Midkiff, Sr.

                             with a copy to

                             Winthrop & Weinstine, P.A.
                             3000 Dain Rauscher Plaza
                             60 South Sixth Street
                             Minneapolis, MN  55402
                             Attn:  Michele D. Vaillancourt, Esq.

                     (iii)   If to the Founding Stockholders:

                             Mr. Thomas L. Midkiff, Sr.
                             935 East 53rd Street
                             Davenport, Iowa  52807

                             Mr. Dennis C. Conway
                             7007 Winding Walk, Suite 200
                             Houston, Texas  77095

                             Mr. Thomas Lee Midkiff, Jr.
                             4540 Honeywell Court
                             Dayton, Ohio  45424

                             with copies to

                             Winthrop & Weinstine, P.A.
                             3000 Dain Rauscher Plaza
                             60 South Sixth Street
                             Minneapolis, Minnesota  55402
                             Attention:  Michele D. Vaillancourt, Esq.

Any party may by notice given in accordance with this Section 7.1 to the other parties designate another address or person for receipt of notice hereunder.

        7.2 Publicity. The Purchaser, the Acquired Company, and the Founding Stockholders shall not issue any press release or make any public disclosure regarding this Agreement or the transactions contemplated hereby unless such press release or public disclosure is approved by all other parties to this Agreement. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to this Agreement or the transactions contemplated hereby as each may be advised by legal counsel is legally necessary or advisable.

        7.3    Waivers and Amendments.

               (a) For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

               (b) This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all parties hereto.

        7.4 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

        7.5 Section Headings and Gender; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

        7.6 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

        7.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This

Agreement is not assignable without the prior written consent of the other party, except that the Purchaser may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of the Purchaser.

        7.8 Counterparts; Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document. The facsimile signatures of the parties hereto shall be deemed to be original signatures, provided that the original signature page is received by the other parties to this Agreement within five (5) business days of the date of signing.

        7.9 Entire Agreement; Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the Company contained herein.

        7.10 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) "Affiliate" of a person shall mean (i) with respect to an individual, any member of such individual's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law);
(ii) with respect to an entity, any executive officer, director, controlling stockholder, or controlling partner or investor in such entity or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

               (b) "Business" shall mean the providing of credit reports, flood certifications, title products, the Lender Master Protection Program, online property valuations, funding services, recordation and closing services to the mortgage industry through a web browser-based application.

               (c) "Claim" shall mean any lien, security interest, pledge, mortgage, deed of trust or encumbrance.

               (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "Market Value" shall mean the closing price of the Purchaser Common Stock as reported on the New York Stock Exchange on the date or dates under consideration.

               (f) "Material Adverse Effect" means any effect that would reasonably be expected to be materially adverse to the Business or the assets of the Business taken as a whole;

provided, however, that any adverse change, circumstance or effect that is primarily caused by conditions affecting the United States economy as a whole or the general conditions in the industry in which the Business operates shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect."

               (g) "Net Income" shall mean net income after tax for the relevant period calculated in accordance with GAAP.

               (h) "Person" means an individual, corporation, partnership, association, trust or any unincorporated organization;

               (i) "Purchaser Material Adverse Effect" means any effect that would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of the Purchaser; provided, however, that any adverse change, circumstance or effect that is primarily caused by conditions affecting the United States economy as a whole or the general conditions in the industry in which the Purchaser operates shall not be taken into account in determining whether there has been or would be a Purchaser Material Adverse Effect.

               (j) "Stock Option Plan" shall mean the CMAC Investment Corporation Equity Compensation Plan (Amended and Restated as of February 20,
2000).

               (k) "Subsidiary" of a person means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such person.

                        [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              RADIAN GROUP, INC.


                              By:    /s/  C. Robert Quint
                                     ------------------------------------
                                      Name:  C. Robert Quint
                                      Title:  Chief Financial Officer


                              EXPRESSCLOSE.COM, INC.


                              By:    /s/  Thomas L. Midkiff, Sr.
                                     ------------------------------------
                                      Name:  Thomas L. Midkiff, Sr.
                                      Title:  Chief Executive Officer


                              FOUNDING STOCKHOLDERS


                                     /s/  Thomas L. Midkiff, Sr.
                                     ----------------------------------------
                                     Thomas L. Midkiff, Sr.



                                     /s/  Thomas Lee Midkiff, Jr.
                                     ----------------------------------------
                                     Thomas Lee Midkiff, Jr.



                                     /s/  Dennis C. Conway
                                     ----------------------------------------
                                     Dennis C. Conway